EXHIBIT 21
Subsidiaries of the Company

SRT LA Retail, LLC
SRT SECURED HOLDINGS, LLC
SRT SECURED TOPAZ, LLC
SRT SF RETAIL I, LLC
SRT SGO MN, LLC
SRT SGO, LLC
SRT TRS, LLC
SRTCC SG, LLC
SRTCC WILSHIRE, LLC
STRATEGIC REALTY OPERATING PARTNERSHIP, L.P.
TNP SRT LAHAINA GATEWAY HOLDINGS, LLC
TNP SRT LAHAINA GATEWAY, LLC
TNP SRT PORTFOLIO II HOLDINGS, LLC
TNP SRT PORTFOLIO II, LLC
TNP SRT WAIANAE MALL, LLC

2/8/2017